UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NN, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 6, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of NN, Inc., which will be held on Friday, May 18, 2018, at 10:00 a.m., local time, at the Marriott Harbor Beach Resort & Spa, 3030 Holiday Drive, Fort Lauderdale, Florida 33316.

Stockholders will be asked to vote on the matters described in the enclosed Proxy Statement. You are urged to read the Proxy Statement carefully before voting.

You may vote on the matters brought before the Annual Meeting by: (i) completing and mailing the enclosed proxy card; (ii) telephone; (iii) Internet; or (iv) appearing in person and voting at the Annual Meeting. Voting instructions are printed on your proxy card. Your vote is important. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting.

Sincerely,

Richard D. Holder
President and Chief Executive Officer

NN, INC.

207 Mockingbird Lane

Johnson City, Tennessee 37604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of NN, Inc., a Delaware corporation, will be held on Friday, May 18, 2018, at 10:00 a.m., local time, at the Marriott Harbor Beach Resort & Spa, 3030 Holiday Drive, Fort Lauderdale, FL 33316 for the following purposes:

(1)	Elect the three Class II directors named herein to serve for a term of three years;

(2)	Cast an advisory (non-binding) vote to approve the compensation of our named executive officers;

(3)	Cast an advisory vote to ratify the selection of PricewaterhouseCoopers LLP as our registered independent public accounting firm for the fiscal year ending December 31, 2018; and

(4)	Vote on any other business as properly may come before the Annual Meeting.

Our Board of Directors recommends a vote “FOR” Items 1, 2 and 3, and for any business that may properly come before the Annual Meeting, pursuant to the discretion of the appointed proxies. Details regarding each of the first three items are contained in the accompanying Proxy Statement.

The record date for the Annual Meeting is March 19, 2018. If you hold shares of our common stock at the close of business on March 19, 2018, you are entitled to vote at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE, BY INTERNET, OR COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

By Order of the Board of Directors,

Matthew S. Heiter
Secretary

Johnson City, Tennessee
April 6, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON MAY 18, 2018

Our Proxy Statement for the Annual Meeting is available at www.proxyvote.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding our performance during 2017, please review our Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the Securities and Exchange Commission, or the SEC, on April 2, 2018.

2018 Annual Meeting Information

Time and Date:	10:00 a.m., local time on Friday, May 18, 2018

Location:	Marriott Harbor Beach Resort & Spa, 3030 Holiday Drive, Fort Lauderdale, Florida 33316

Record Date:	March 19, 2018

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other proposal to be voted on. On the record date, there were 27,578,539 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

How to Vote

We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. It is very important that you vote in order to play a part in our future. You can vote using one of the following methods:

•	Completing and mailing the enclosed proxy card;

•	By telephone at (800) 690-6903;

•	By Internet at www.proxyvote.com; and

•	In person at the Annual Meeting.

If you own shares through a bank, broker, trustee, nominee, or other institution, they will provide you with our Proxy Statement and any other solicitation materials, as well as instructions on how to vote.

Items of Business for Annual Meeting

Proposal	Proposal Description	Voting Recommendation
Proposal I	Election of the three Class II directors named herein to serve for a term of three years	“FOR”

Proposal II	Advisory (non-binding) vote to approve the compensation of our named executive officers	“FOR”

Proposal III	Advisory vote to ratify the selection of PricewaterhouseCoopers LLP as our registered independent public accounting firm	“FOR”

Director Nominees

The following table provides summary information about each director nominee to be voted on at the Annual Meeting:

Name	Age	Director Since	Positions with Company	Committee Memberships(1)	Independent
Robert E. Brunner	60	2012	Non-Executive Chairman, Director	CC, GC	Yes
Richard D. Holder	55	2013	Director, President and Chief Executive Officer	N/A	No
David L. Pugh	69	2012	Director	AC, CC	Yes

(1)	AC – Audit Committee; CC – Compensation Committee; GC – Governance Committee

Corporate Governance Summary

We are committed to good corporate governance, which promotes the long-term interests of our stockholders, strengthens accountability for our Board of Directors and management, and helps build public trust in us. Highlights of our corporate governance policies and practices include:

•	All independent directors, except for our Chief Executive Officer;

•	Independent presiding Chairman of the Board of Directors;

•	Standing committees consist entirely of independent directors;

•	Risk oversight by our Board of Directors and our standing committees;

•	Regular executive sessions of independent directors;

•	Executive compensation driven by pay-for-performance philosophy;

•	Majority voting for uncontested director elections;

•	Limits on directors’ service on other public company boards and audit committees;

•	Incentive compensation recoupment (clawback) policy applicable to any equity awards issued under our compensation plans;

•	Director and executive stock ownership guidelines; and

•	Engagement of compensation consultant, Willis Towers Watson, to support our efforts of further aligning executive compensation with our stockholders’ interests.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: EACH OF THE ANNUAL REPORT, NOTICE OF ANNUAL MEETING AND PROXY STATEMENT IS AVAILABLE AT WWW.PROXYVOTE.COM.

PROXY STATEMENT

FOR

2018 ANNUAL MEETING OF STOCKHOLDERS

NN, INC.

207 Mockingbird Lane

Johnson City, Tennessee 37604

Proxies are being solicited by the board of directors of NN, Inc., or the Board, in connection with the 2018 Annual Meeting of Stockholders of NN, Inc., or the Annual Meeting. Your vote is very important. For this reason, our Board is requesting that you allow your shares to be represented at the Annual Meeting by the proxies named on the enclosed proxy card. In connection with our solicitation of proxies, we are mailing this proxy statement for the Annual Meeting, or this Proxy Statement, the enclosed proxy card and our 2017 Annual Report on Form 10-K to all stockholders beginning on or about April 6, 2018.

In this Proxy Statement, terms such as “NN,” the “Company,” “we,” “us” and “our” refer to NN, Inc. The mailing address of our executive office is 207 Mockingbird Lane, Johnson City, Tennessee 37604. Our website is www.nninc.com. Information from our website is not incorporated by reference into any portion of this Proxy Statement.

Annual Meeting Date, Time and Location

The Annual Meeting will be held on Friday, May 18, 2018 at 10:00 a.m., local time, at the Marriott Harbor Beach Resort & Spa, 3030 Holiday Drive, Fort Lauderdale, Florida 33316.

Record Date

Stockholders of record of our common stock, par value $0.01 per share, or the common stock, as of the close of business on March 19, 2018, or the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, 27,578,539 shares of common stock were issued and outstanding.

Voting

Each share of common stock outstanding on the Record Date is entitled to one vote on each matter submitted to a vote at the Annual Meeting. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. Your vote is important. You can vote your shares using one of the following methods and by following the instructions that are printed on your proxy card:

•	Completing and mailing the enclosed proxy card;

•	By telephone at (800) 690-6903;

•	By Internet at www.proxyvote.com; and

•	In person at the Annual Meeting.

Voting for Stockholders of Record

If on the Record Date your shares were registered directly in your name with our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.

If you vote by proxy and your proxy card is incomplete, or if you do not provide instructions with respect to any of the proposals, the appointed proxy will vote “FOR” Proposal I (Election of Directors), Proposal II (Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers), and Proposal III (Ratification of Selection of our Registered Independent Public Accounting Firm), pursuant to the appointed proxy’s discretion for any other business properly brought before the Annual Meeting. If your proxy card is unclear as to how you intended to vote (e.g., multiple selections are made for one proposal), your proxy will be voted pursuant to the discretion of the appointed proxy.

Voting for Beneficial Owners

If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization maintaining your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent. If you plan to attend the Annual Meeting, you will need to bring a valid proxy from the organization maintaining your account to vote your shares at the Annual Meeting.

If you hold your shares in street name, and do not provide instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner. Broker non-votes are counted as present for purposes of determining whether there is a quorum, but are not counted for purposes of determining whether a matter has been approved. If you properly submit a proxy card to the organization maintaining your account, but do not provide voting instructions, that organization will be able to vote your shares on Proposal III (Ratification of Selection of our Registered Independent Public Accounting Firm); however, that organization will not be permitted to vote your shares on Proposal I (Election of Directors) or Proposal II (Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers). As a result, if you do not provide voting instructions to the organization maintaining your account, your shares will have no effect on the outcome of the election of directors, the advisory vote to approve the compensation of our named executive officers, or the advisory vote to set the frequency of future advisory votes on executive compensation.

Quorum

A quorum must be present in order for business to be conducted at the Annual Meeting. A quorum consists of at least a majority of the outstanding shares of common stock on the Record Date. Shares represented at the Annual Meeting in person or by proxy will be counted in determining whether a quorum exists. If you abstain or withhold your vote, your shares will be treated as present and entitled to vote in determining the presence of a quorum. Broker non-votes will be counted as present at the Annual Meeting for quorum purposes, but not voted on non-routine proposals. Our Inspector of Elections will tabulate the votes and determine whether a quorum is present. On the Record Date, there were 27,578,539 shares of common stock outstanding and entitled to vote. Thus, 13,789,270 shares of common stock must be represented by stockholders present in person or by proxy at the Annual Meeting to have a quorum.

Election Process and Majority Voting Standard

Our bylaws provide that the number of directors will be determined by the Board, which has set the number at seven. There are no limits on the number of terms a director may serve because we believe that term limits may cause the loss of experience and expertise important to the optimal operation of the Board. However, to ensure that the Board remains composed of high-functioning members able to keep their commitments to Board service, the Governance Committee evaluates the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.

Our bylaws provide for a majority voting standard in uncontested elections. This means that in an election of directors where the number of nominees does not exceed the number of directors to be elected, each director must receive more votes cast “FOR” the nominee than votes cast “AGAINST” the nominee to be elected. If a director is not elected, he or she has agreed to submit a letter of resignation to the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the resignation taking into account the recommendation of the Governance Committee and publicly disclose its decision and its rationale within ninety days of the certification of the election results. A director who tenders his or her resignation will not participate in the decisions of the Governance Committee or the Board that concern the resignation.

Soliciting Proxies

The entire cost of this proxy solicitation is being paid by the Company. In addition to solicitation by mail, our officers and employees without additional remuneration, may solicit proxies by telephone, facsimile transmission or personal contact. Brokerage firms, banks, dealers or other similar organizations will be requested to forward soliciting material to the beneficial owners of shares held by them of record and they will be reimbursed for any expenses that they incur.

Proxies

Shares represented by a properly executed proxy will be voted at the Annual Meeting in the manner specified. In the absence of specific instructions, shares represented by a properly executed proxy will be voted “FOR” each of the nominees named herein for election to the Board named in this Proxy Statement, “FOR” the advisory (non-binding) resolution to approve the compensation of our named executive officers, and “FOR” ratification of the selection of PricewaterhouseCoopers LLP to serve as our registered independent public accounting firm for 2018.

If you are an authorized officer, partner or other agent voting shares on behalf of a corporation, limited liability company, partnership or other legal entity owning common stock, you should sign the accompanying proxy card in the entity name and indicate your name and title. If you are an agent, attorney, guardian or trustee submitting a proxy card on behalf of a registered stockholder, you should also indicate your title with your signature. If you own common stock with multiple parties, each party should sign the proxy card. If common stock is registered in the name of a decedent and you are an executor, or an administrator of the decedent’s estate, you should sign the accompanying proxy card, indicate your title following your signature, and attach legal instruments showing your qualification and authority to act in this capacity.

Revoking a Proxy

You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date;

•	You may send a written notice that you are revoking your proxy to NN, Inc., 207 Mockingbird Lane, Johnson City, Tennessee 37604, Attention: Secretary; or

•	You may attend the Annual Meeting and notify the election officials that you wish to revoke your proxy and vote in person. Attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by a brokerage firm, bank, dealer or similar organization, you should follow the instructions provided by that organization.

Other Matters

Our Board does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice, and it is not aware of any business that any other persons intend to bring before the Annual Meeting. Should any such matter requiring a vote of the stockholders arise, the enclosed form of proxy confers upon the persons named therein the discretionary authority to vote the shares represented by the proxy as they deem appropriate.

Votes Required

Proposal I: Election of Directors. Directors are elected by a majority of the votes cast in person or by proxy. This means that the number of votes cast “FOR” the nominee must exceed the votes cast “AGAINST” the nominee. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. If a nominee fails to receive more “FOR” votes than votes cast “AGAINST,” and is an incumbent director, the nominee is required to tender his or her resignation to the Board of Directors for consideration.

Proposal II: Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers. To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the effect of “no” votes on this matter. A broker non-vote will have no impact on the vote for this proposal.

Proposal III: Ratification of Selection of our Registered Independent Public Accounting Firm. To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the effect of “no” votes on this matter. There will not be a broker non-vote with regard to this proposal.

Submission of Stockholder Proposals

Any stockholder proposal intended to be presented at next year’s annual meeting of stockholders, including stockholder nominations for directors, must be received by us at our executive offices not later than December 7, 2018 in order to be considered for inclusion in our proxy statement and form of proxy for next year’s annual meeting of stockholders. Any stockholder submitting a proposal with regard to a nominee for election to the Board must also provide the information specified in our bylaws, including the following:

•	the stockholder’s name and address and, if the stockholder holds for the benefit of another, the name and address of the beneficial owner;

•	the number of NN shares owned;

•	the number of NN derivative securities owned;

•	whether the stockholder holds any proxy or other right to vote on behalf of another;

•	any short interest in any NN security;

•	any rights to dividends on NN shares that are separated or separable from the underlying NN shares;

•	any proportionate interest in any NN securities held by a general or limited partnership or limited liability company, or similar entity where the stockholder owns some or all of such entity;

•	any performance-related fees to which the stockholder is entitled, based on the increase or decrease of the value of NN’s securities;

•	any arrangements, rights or interests in any of the foregoing held by members of the stockholder’s immediate family sharing the same household;

•	any information relating to the stockholder that would be required to be disclosed in the proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal; and

•	any other information reasonably requested by NN.

Pursuant to our bylaws, proposals of stockholders not intended for inclusion in the proxy statement for the 2019 Annual Meeting of Stockholders must be received by us in writing not less than 90 days and not more than 120 days prior to May 18, 2019 to be considered timely. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event we do not hold our 2019 Annual Meeting of Stockholders on or between April 18, 2019 and July 17, 2019. All stockholder proposals should be sent to NN, Inc., Attention: Secretary, 207 Mockingbird Lane, Johnson City, Tennessee 37604.

Householding

The SEC’s rules regarding the delivery of proxy materials to stockholders permit us to deliver a single copy of these documents to an address shared by two or more of our stockholders. This method of delivery is called “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one set of proxy materials to multiple stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders at the same mailing address. We will still be required, however, to send you and each other stockholder at your address an individual proxy voting card.

If you would like to receive more than one set of proxy materials, we will promptly send you additional copies upon written or oral request directed to our Secretary at 207 Mockingbird Lane, Johnson City, Tennessee 37604 or 423-434-8300. The same address and phone number may be used to notify us that you wish to receive a separate set of proxy materials in the future, or to request delivery of a single copy of our proxy materials if you are receiving multiple copies.

Results of the 2018 Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. Final results will be disclosed in a Current Report on Form 8-K, which can be found on the “Investor Relations” page of our website, www.nninc.com, following the report’s filing the SEC within four business days of the Annual Meeting.

Proposal I: Election of Directors

Our Certificate of Incorporation provides for the division of the Board into three classes: Class I, Class II and Class III. Only one class of directors is elected at each annual meeting. Each director elected at an annual meeting serves for a three-year term and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation or removal.

Three Class II directors will be elected to the Board at the Annual Meeting. The Board has nominated for election Robert E. Brunner, Richard D. Holder and David L. Pugh, each a current director of the Company. Additional information about each of these nominees and our other directors can be found under “Information about the Directors and Director Nominees” below. The nominees have indicated a willingness to serve as directors if elected, but if any of them should decline or be unable to serve, the persons named as proxies intend to vote all shares in favor of the election of such other persons who may be nominated as replacements by the Board. There are no family relationships among any director, executive officer or person nominated or chosen to be a director or executive officer known to us.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINATED DIRECTORS.

Information about the Directors and the Director Nominees

The following table sets forth the names of each current director (including the nominees for election), their age, their years of service as a director, the year in which their current or proposed term expires, and their current positions with the Company. The table is followed by a more detailed biographical description for each director or nominee.

Name	Age	Director Since	Term Expires	Positions
Robert E. Brunner	60	2012	2018	Non-Executive Chairman, Director Nominee
Richard D. Holder	55	2013	2018	Chief Executive Officer, President and Director Nominee
David L. Pugh	69	2012	2018	Director Nominee
William Dries	66	2014	2019	Director
David K. Floyd	57	2016	2019	Director
Steven T. Warshaw	69	1997	2020	Director
Carey A. Smith	54	2017	2020	Director

Robert E. Brunner has been a member of the Board since 2012. He was appointed Non-Executive Chairman of the Board on May 19, 2017. Mr. Brunner served as Executive Vice President of Illinois Tool Works, Inc., a Fortune 200 global multi-industrial manufacturing leader, from 2006 until his retirement in 2012. Prior to this position, Mr. Brunner held the position of President, Global Automotive Fasteners from 2005 to 2006 and President, North American Automotive Fasteners from 2003 to 2005. Prior to that, Mr. Brunner held a variety of positions within Illinois Tool Works, Inc., including positions in general management, operations management and sales & marketing. Mr. Brunner serves on the board of directors of Leggett & Platt, Incorporated, a publicly held diversified manufacturer of engineered components and products and Lindsay Corporation, a publically held global company focusing on providing irrigation and infrastructure solutions. Mr. Brunner brings to the Board broad industry knowledge, executive leadership experience and extensive experience with mergers and acquisitions. Additionally, his public company board experience is a valuable asset to the Board.

Richard D. Holder has been a member of the Board and President and Chief Executive Officer of the Company since 2013. Since February 2017, Mr. Holder has served on the board of directors of Actuant Corporation, a publicly held, global diversified industrial company. Prior to joining us, Mr. Holder served as President of the Eaton Electrical Components Group of Eaton Corporation’s Electrical Sector from 2010 to 2013, Executive Vice President of Eaton Business Systems from 2007 to 2010, Vice President and General Manager of the Power Distribution and Assemblies Division from 2004 to 2006 and Vice President Supply Chain and Operational Excellence from 2001 to 2004. Prior to joining Eaton, Mr. Holder served as Director of Aircraft & Technical Purchasing for US Airways from 1999 to 2001. Prior to this position, Mr. Holder held a variety of leadership positions at Allied Signal Corporation, an aerospace, automotive and engineering company, and Parker Hannifin Corporation, a global motion and control technology manufacturer. Mr. Holder brings to the Board diverse experience in global supply chain management, operations, strategic development and execution and extensive experience in acquisition strategy and integration.

David L. Pugh has been a member of the Board since 2012. Mr. Pugh retired in 2011 as President and Chief Executive Officer and Chairman of the board of directors of Applied Industrial Technologies, a publicly held distributor of industrial products and services. Mr. Pugh joined Applied Industrial Technologies in 1999 as President and Chief Operating Officer. Prior to joining Applied Industrial Technologies, Mr. Pugh served as Senior Vice President of the Industrial Control Group of Rockwell International Corporation, a provider of industrial automation control and information solutions, which he joined in 1994. Prior to joining Rockwell, Mr. Pugh held various positions in sales, marketing and operations at Square D Company, a manufacturer of electrical components, and Westinghouse Electric. Mr. Pugh serves on the board of directors of Applied Industrial Technologies and Hexcel Corporation, a publicly held producer of advanced composites. Mr. Pugh also serves on the board of directors of R.W. Beckett Corporation, a premiere manufacturer of oil and gas burners. Mr. Pugh brings to the Board valuable executive leadership experience as well as specialized operational experience in global bearing distribution. Additionally, Mr. Pugh brings to the Board his previous experience on the board of directors of a publicly held company.

William Dries has been a member of the Board since 2014. Mr. Dries previously served as Senior Vice President and Chief Financial Officer of EnPro Industries, Inc., a publicly held engineered industrial products manufacturer, prior to his retirement in 2011. Before assuming his role at EnPro in June 2002, Mr. Dries was affiliated with EnPro and Goodrich Corporation, the former parent company of EnPro, from September 2001. From 1985 until 2001, Mr. Dries was employed by United Dominion Industries Limited, a machine and instrument manufacturer, where he was Senior Vice President and Chief Financial Officer, having previously served as Manager of Accounting and Senior Vice President of Finance and Controller. Mr. Dries was an audit principal for Ernst & Young in New York for eleven years before joining United Dominion. Mr. Dries is a director of TransDigm Group, Inc., a producer of aircraft components. Mr. Dries brings to the Board financial acumen and extensive experience working with public companies in the precision manufacturing and industrial sectors.

David K. Floyd has been a member of the Board since 2016. Since 2012, Mr. Floyd has served as a Group President of Stryker Corporation, a leading global medical technology company. From 2007 to 2011, Mr. Floyd served as the U.S. President, and then Worldwide President, of Johnson & Johnson’s DePuy Orthopaedics. From 2005 to 2007, Mr. Floyd served as the General Manager, and then President, of the Spine Division of Abbott Laboratories. From 2004 to 2005, Mr. Floyd served as the President and Chief Executive Officer of AxioMed Spine Corporation, a medical device manufacturer. From 2000 to 2003, Mr. Floyd was the Vice President, U.S. Market, and then President, of Centerpulse Orthopedics Inc., a medical device manufacturer. Prior to that, Mr. Floyd held various leadership positions in sales, marketing and operations with OrthoLogic Corporation, Sulzer Orthopedics, Inc. and Zimmer, Inc., and has worked in the medical technology industry for over 28 years. Mr. Floyd was also a director of OrthoWorx, a business league founded to support the orthopedic industry, and served as its first Chief Executive Officer from 2011 to 2012. Mr. Floyd brings to the Board broad knowledge of the medical device industry, substantial executive leadership experience and extensive experience with strategy development, commercial operations, and mergers and acquisitions.

Steven T. Warshaw has been a member of the Board since 1997. Mr. Warshaw retired in 2005 from M Cubed Technologies, a developer and manufacturer of advanced composite materials and ultra-precise electronic components and modules where he served as President and Chief Executive Officer since 2002. Prior to this position, he served as President of Hexcel Schwebel, a global producer of advanced structural materials, from 2000 to 2001. Mr. Warshaw served as Senior Vice President of Photronics, Inc., a global supplier to the semiconductor industry from 1999 to 2000. From 1996 to 1999, he served as President of Olin Microelectronic Materials, a company supplying technologically advanced chemicals, products, and services to semiconductor manufacturers. Mr. Warshaw serves on the board of directors of Park Electrochemical Corp., a publicly held advanced materials manufacturing company. Mr. Warshaw brings to the Board considerable executive experience as well as providing the benefit of service on the board of directors of a publicly traded company. Mr. Warshaw has extensive knowledge and brings insights and perspectives from positions he has held in important areas, including global operations, product development, marketing and executive compensation.

Carey A. Smith has been a member of the Board since 2017. Since November 2016, Ms. Smith has served as the President of the Federal Business Unit of Parsons Corporation, a technology-driven engineering firm with expertise in infrastructure, physical and cyber security, and health and logistics. From 2011 until 2016, Ms. Smith served in positions of progressive responsibility at Honeywell International Inc., first as the President, Honeywell Technology Solutions Inc., then Vice President, Customer & Product Support for Honeywell Aerospace, and then President, Honeywell Defense & Space. From 1996 to 2011, Ms. Smith worked for Lockheed Martin as the President and Chief Executive Officer for Lockheed Martin Canada, Vice President Business Development and Strategic Planning for the Maritime Systems and Sensors (MS2) Business Unit, Vice President Naval and Maritime Programs, and Vice President Technical Services. From 1994 to 1996, Ms. Smith worked for Loral (which was acquired by Lockheed Martin) as the Director, then Vice President of Business

Development and Strategic Planning for MS2. From 1985 to 1994, Ms. Smith served in numerous engineering management, program management and engineering positions at IBM Federal (which was acquired by Loral). In total, Ms. Smith has 32 years of aerospace and defense experience. Ms. Smith is also on the Professional Services Council Executive Committee and Board of Directors and serves as the secretary. Consecutively recognized in the Wash100 for top government contracting leaders, Ms. Smith brings to the Board deep knowledge of aerospace and defense, including cyber security, substantial executive leadership experience, and extensive global business experience.

Compensation of Directors

In 2017, directors who are not employees of the Company are paid an annual retainer of $170,000, consisting of $70,000 of cash and $100,000 of shares of restricted stock, which vests one year from the date of grant. Our Non-Executive Chairman receives an additional retainer of $50,000, each Chairman of the Audit Committee and the Compensation Committee receives an additional retainer of $10,000 and the Chairman of the Governance Committee receives an additional retainer of $6,000. Mr. Holder, our President and Chief Executive Officer, is our only director who is also an employee of the Company. Mr. Holder does not receive any compensation for his service as a director. Directors may elect to defer some or all of the compensation they receive. We reimburse all directors for out-of-pocket expenses incurred in attending Board and committee meetings. Director compensation is reviewed and approved by the Compensation Committee.

The table below provides information about the compensation our non-employee directors received during 2017.

Director Compensation Table For 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Mr. Brunner	107,044	99,994	—	—	207,038
Mr. Dries	80,000	99,994	—	—	179,994
Mr. Floyd	70,000	99,994	—	—	169,994
Mr. Morris(2)	45,494	—	—	6,683	52,177
Mr. Pugh	70,000	99,994	—	—	169,994
Ms. Smith	43,462	62,095	—	—	105,557
Mr. Warshaw	80,000	99,994	—	—	179,994

(1)	Amounts represent the aggregate grant date fair value, as computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of 4,132 shares of restricted stock awarded on March 17, 2017 to each of Messrs. Brunner, Dries, Floyd, Pugh and Warshaw, and 2,258 shares of restricted stock awarded on May 19, 2017 to Ms. Smith. The restricted stock awards to directors vest in their entirety on the first anniversary of the date of grant.
(2)	As previously disclosed, Mr. Morris retired effective as of May 19, 2017.

The following table sets forth information with respect to nonqualified deferred compensation of our directors during 2017.

Nonqualified Deferred Compensation For 2017

Name	Director Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mr. Brunner	—	—	—	—	—
Mr. Dries	—	—	—	—	—
Mr. Floyd	—	—	—	—	—
Mr. Morris(1)	—	—	6,683	458,820	—
Mr. Pugh	—	—	—	—	—
Ms. Smith	—	—	—	—	—
Mr. Warshaw	—	—	—	—	—

(1)	As previously disclosed, Mr. Morris retired effective as of May 19, 2017.

Committees of the Board

Audit Committee. The Audit Committee consists of William Dries who serves as Chairman, Messrs. Floyd and Pugh and Ms. Smith. All members of the Audit Committee are independent as defined by Nasdaq rules and Mr. Dries has been designated as the “audit committee financial expert” as defined by Item 407(d) of Regulation S-K. Among other matters described in its charter, the Audit Committee’s primary duties and responsibilities are to:

•	oversee that management has maintained the reliability and integrity of our accounting policies, financial reporting and disclosure practices;

•	oversee that management has adequate resources and has established and maintains processes to assure that an adequate system of internal control is functioning within the Company, including the formation and oversight of the internal audit function;

•	oversee that management has established and maintains processes to assure compliance with all applicable laws, regulations and corporate policies including the Code of Business Conduct and Ethics;

•	engage our registered independent public accounting firm to conduct the annual audit of the books and accounts of the Company, including the preapproval of all associated fees;

•	preapprove all permissible non-audit related services provided by the independent auditor;

•	review the independence of the independent accounting firm;

•	oversee that management has designed, implemented and maintains processes to assess and manage enterprise and event risk;

•	review the effectiveness of our accounting and financial controls with our registered independent public accounting firm;

•	review and discuss with management and the independent auditor the results of our annual audit and our quarterly financial statements;

•	review and recommend to the Board that the financial statements be included in our Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q;

•	review and approve earnings press releases; and

•	establish a confidential, anonymous procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters.

The Audit Committee has a written charter, which can be found on our website at www.nninc.com. The Audit Committee met eight times in 2017.

Compensation Committee. The Compensation Committee consists of Steven T. Warshaw, who serves as Chairman, and Messrs. Brunner, Dries and Pugh. All members of the Compensation Committee are independent as defined by Nasdaq rules. Among other matters described in its charter, the Compensation Committee’s primary duties and responsibilities are to:

•	annually review and approve corporate goals and objectives relative to the Chief Executive Officer evaluation, compensation and performance;

•	review and approve our executive compensation policies and practices;

•	supervise the administration of our employee benefit plans, including the 2016 Omnibus Incentive Plan;

•	retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO, or senior executive compensation;

•	review and approve annually for senior executives of the company: (a) the annual base salary level; (b) the annual incentive opportunity level; (c) the long-term incentive opportunity level; (d) employment agreements, severance agreements, and change in control agreements/provisions; and (e) special or supplemental benefits;

•	review annually the risks that arise from our compensation policies and determine whether such risks are reasonably likely to have a material adverse effect; and

•	review and assess our senior management succession plan on an annual basis.

The Compensation Committee has a written charter, which can be found on our website at www.nninc.com. The functions of the Compensation Committee are discussed in further detail in the section entitled “Compensation Committee Report” herein. The Compensation Committee met six times in 2017.

Governance Committee. The Governance Committee consists of Robert E. Brunner, who serves as Chairman, Messrs. Warshaw and Floyd and Ms. Smith. All members of the Governance Committee are independent as defined by Nasdaq rules. Among other matters as provided in its charter, the Governance Committee’s primary duties and responsibilities are to:

•	review and recommend qualified candidates for membership on the Board;

•	establish procedures for the retirement or replacement of Board members;

•	establish a process and criteria for Board membership;

•	review a candidate’s qualifications and any potential conflicts with our interests;

•	assess the contributions and qualifications of current Directors in connection with their re-nomination to the Board;

•	establish a process and criteria for Committee membership and each Committee’s chair;

•	develop and maintain our Governance Principles;

•	oversee the process of providing information to the Board; and

•	provide oversight and review the Board performance on an annual basis.

In reviewing and recommending qualified candidates for membership on the Board, the Governance Committee seeks input from the Chairman, other Board members, and professional search firms, if applicable. The Governance Committee will also consider and evaluate any qualified candidates recommended by stockholders.

In accordance with the Board’s governance principles, the Governance Committee seeks to establish a board of directors that will bring to the Company a broad and diverse range of experience, knowledge and professional judgment. The Governance Committee believes that the Board should have collective competency, knowledge and experience with respect to corporate governance, business, finance and accounting, economics, industry knowledge, manufacturing, technology, legal and government affairs, risk management, international operations and acquisitions among other things.

A candidate’s competencies, experience and knowledge should enable him or her to contribute significantly to the governance of a complex, multi-national business enterprise. The candidate should be independent in judgment and not represent the interests of particular constituencies. The Governance Committee will review a candidate’s qualifications and any potential conflicts they may have with the Company’s interests.

In evaluating director nominees, including candidates submitted by stockholders, the Governance Committee will consider the candidate’s experience, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties. Although diversity is a consideration in the Committee’s consideration of candidates, we do not have a formal policy regarding diversity. We do not discriminate against candidates on the basis of gender, race, religion, national origin, sexual orientation, disability or any other basis as prescribed by law. The Governance Committee will also consider whether a candidate meets the definition of “independent director” under Nasdaq rules.

In evaluating director nominees, including candidates submitted by stockholders, the Governance Committee will consider a director candidate’s experience, qualifications, attributes, and skills. The Governance Committee will also consider the candidate’s integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties. The Governance Committee will also consider whether a candidate meets the definition of “independent director” under Nasdaq rules. The Governance Committee will evaluate any director candidate nominated by stockholders according to the foregoing criteria and, based on the results of that evaluation, will determine whether to include the candidate in its recommended slate of director nominees in the proxy statement. No stockholder or group of stockholders who beneficially owned more than 5% of NN’s common stock for at least one year at the time of such recommendation has recommended candidates for election to the Board.

The Governance Committee has a written charter, which can be found on our website at www.nninc.com. The Governance Committee met four times in 2017.

The following table shows the current membership of each standing Committee of the Board:

Name	Audit Committee	Compensation Committee	Governance Committee
Mr. Brunner		X	Chair
Mr. Dries	Chair	X
Mr. Floyd	X		X
Mr. Pugh	X	X
Ms. Smith	X		X
Mr. Warshaw		Chair	X

Board Leadership

The Board is responsible for overseeing that our business is managed to meet our strategic goals and objectives and that the long-term interests of stockholders are served. The Board’s leadership structure includes very active and engaged independent directors. The Chairman of the Board approves the agenda for each Board meeting and presides over each executive session of independent directors held at each Board meeting. Each of the standing committees of the Board are chaired and comprised solely of independent Board members. During 2017, our independent, non-management directors regularly met without management present.

The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. The Board is led by Robert E. Brunner, the Chairman of the Board and an independent director. Mr. Brunner has served as our Chairman since 2017 and has performed the responsibilities prescribed to him by the Board and those detailed in the Principles of Corporate Governance, including establishing the agenda for and leading Board meetings, facilitating communications among Board members and communications between the Board and the Chief Executive Officer outside of Board meetings.

The Board has determined that the current separation of Chairman of the Board and Chief Executive Officer is the most appropriate structure at this time as it provides an effective balance between oversight of management and day-to-day leadership. Mr. Brunner, a long-time independent director, has extensive experience with technology, precision metal, plastic and bearing manufacturers and has deep knowledge about the Company, its operations and businesses, which has been advantageous in leading the Board in the performance of its duties, while allowing our Chief Executive Officer to execute our strategic plan and provide day-to-day leadership. The Board may, at a future date, combine the Chairman and Chief Executive Officer roles if the Board determines that such a leadership structure would be more beneficial.

Board Independence

Shares of our common stock are traded on the Nasdaq Global Select Market, and as such, we are subject to the corporate governance requirements set forth in the Nasdaq Marketplace Rules. Our Board undertook a review of the composition of our Board and its Committees and the independence of each director. Based upon information requested from and provided by each director and nominee to become director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that none of our current directors or nominees to become director, other than Mr. Holder, who is our Chief Executive Officer, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors and nominees is “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. In making each of these determinations, our Board considered the relationships that each such director and nominee has with us and all other facts and circumstances the Board deemed relevant in determining independence.

Board Oversight of Risk

The Board as a whole has responsibility for risk oversight. This oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide maximum visibility to the Board of the identification and assessment of critical risks and management’s risk mitigation strategies. The Chief Executive Officer, as well as various management personnel, regularly discuss material risks facing the Company with members of the Board.

The Board and its standing committees oversee risks associated with their respective principal areas of focus. The Board is responsible for strategic, financial and execution risks and exposures associated with the annual operating plan, the five-year strategic plan, acquisitions and divestitures, senior management succession planning and general risk oversight.

The Board has delegated certain risk management responsibility to its standing committees. The Audit Committee is responsible for risk and exposures associated with financial, accounting, legal and regulatory matters. The Audit Committee oversees that management has established a process to assure an adequate system of internal controls and maintains the reliability of our accounting policies and financial reporting and disclosures. The Governance Committee is responsible for the oversight of corporate governance, the selection of the candidates for the Board and the evaluation of Board members. The Compensation Committee is responsible for evaluating, approving and monitoring our executive compensation plans, policies and programs and to oversee other significant human resource issues. Additionally, the Compensation Committee is responsible for reviewing and overseeing the management of any risk related to our compensation plans, policies and programs. The Compensation Committee reviews such risks annually and in connection with discussions of various compensation developments and benefits throughout the year.

Attendance at Board and Committee Meetings

The Board met seven times in 2017. All current directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which they served. While we do not have a policy requiring attendance by directors at the Annual Meeting, all of the current directors attended our annual meeting of stockholders in 2017.

Communicating with the Board

Stockholders and other interested parties may contact the Board, any of its standing committees, its independent directors, or any individual director by sending correspondence to NN, Inc., 207 Mockingbird Lane, Johnson City, Tennessee 37604, Attention: Secretary. Any mail received by the Secretary with the exception of improper commercial solicitations will be forwarded to the members of the Board for their further action, if necessary.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics applicable to our executive officers, including our Chief Executive Officer and Chief Financial Officer, as well as our directors and employees. The Code of Business Conduct and Ethics is available in the “About NN” section of our website at www.nninc.com. We intend to post amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to our Chief Executive Officer, Principal Financial Officer or Principal Accounting Officer) at this location on our website.

Principles of Corporate Governance

The Board has adopted the Principles of Corporate Governance, which consist of a series of policies and principles that are adhered to when overseeing the corporate governance of the Company. The Principles of Corporate Governance are available in the “Investor Relations” section of our website at www.nninc.com.

Beneficial Ownership of Common Stock

Security Ownership of Management

The following table shows, as of March 19, 2018 and based on 27,578,539 shares of common stock outstanding, the beneficial ownership of common stock by each director and nominee, each named executive officer, and all directors and executive officers as a group, in each case as reported to us by such persons.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)
Richard D. Holder	269,059	(3)	*
Thomas C. Burwell, Jr.	69,739	(4)	*
John A. Manzi	11,152	(5)	*
Warren Veltman	27,142	(6)	*
Matthew S. Heiter	16,034		*
Robert E. Brunner	46,205	(7)	*
William Dries	34,905	(8)	*
David L. Pugh	104,505	(9)	*
Steven T. Warshaw	83,405	(10)	*
David K. Floyd	14,373	(11)	*
Carey A. Smith	6,331		*
All directors and executive officers as a group (14 persons)	502,790	(12)	2.74%

*	Less than 1%
(1)	The address of each beneficial owner is c/o NN, Inc., 207 Mockingbird Lane, Johnson City, Tennessee 37604.
(2)	Computed in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Includes shares of common stock subject to options exercisable within 60 days of March 19, 2018 and shares of restricted stock for which the indicated persons have sole voting power, but not sole investment power.
(3)	Includes 125,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 19, 2018.
(4)	Includes 33,167 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 19, 2018.
(5)	Mr. Manzi resigned his position as Senior Vice President and General Manager, Precision Engineered Products Group, of the Company effective as of January 19, 2018.
(6)	Includes 3,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 19, 2018.
(7)	Includes 16,600 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 19, 2018.
(8)	Includes 2,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 19, 2018.
(9)	Includes 16,600 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 19, 2018.
(10)	Includes 22,600 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 19, 2018.
(11)	Includes 3,323 shares of common stock held by the David and Lisa Floyd Family Limited Partnership of which Mr. Floyd and his wife are the sole general partners and sole limited partners.
(12)	Includes, in the aggregate, 255,367 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 19, 2018.

Security Ownership of Certain Beneficial Owners

The following table sets forth the number of shares of our common stock beneficially owned by the only parties known to our management to own more than 5% of our common stock, as of March 19, 2018 and based on 27,578,539 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
RBC Global Asset Management (U.S.), Inc.(1)	2,699,088	9.79%
Dimensional Fund Advisors LP(2)	2,328,382	8.44%
Prudential Financial, Inc.(3)	2,206,683	8.00%
PRIMECAP Management Company(4)	1,976,881	7.17%
BlackRock, Inc.(5)	1,816,823	6.59%
Daruma Capital Management, LLC (6)	1,550,483	5.62%

(1)	Amount based on Schedule 13G/A filed on February 12, 2018 with the SEC by RBC Global Asset Management (U.S.), Inc., or RBC Global. The Schedule 13G/A states that RBC Global shared voting power with respect to 1,854,905 shares and shared dispositive power with respect to 2,699,088 shares. The principal business address of RBC Global is 50 South Sixth Street, Suite 2350, Minneapolis, Minnesota 55402.
(2)	Amount based on Schedule 13G/A filed on February 9, 2018 with the SEC by Dimensional Fund Advisors LP. The Schedule 13G/A states that Dimensional Fund Advisors LP has sole voting power with respect to 2,235,807 shares and sole dispositive power with respect to 2,328,382 shares. The principal business address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(3)	Amount based on Schedule 13G/A filed on January 26, 2018 with the SEC by Prudential Financial, Inc., or Prudential. The Schedule 13G/A states that Prudential and certain of its affiliates have sole voting power with respect to 20,285 shares, shared voting power with respect to 2,186,398 shares, sole dispositive power with respect to 20,285 shares and shared dispositive power with respect to 2,186,398 shares. Jennison Associates LLC, or Jennison, filed a separate Schedule 13G/A on February 5, 2018 with the SEC reporting beneficial ownership of 2,203,608 shares. However, these shares have not been listed separately because they are included in the shares reported by Prudential, which indirectly owns 100% of the equity interest in Jennison. The principal business address of Prudential is 751 Broad Street, Newark, New Jersey 07102. The principal business address of Jennison is 466 Lexington Avenue, New York, New York 10017.
(4)	Amount based on Schedule 13G/A filed on February 27, 2018 with the SEC by PRIMECAP Management Company, or PRIMECAP. The Schedule 13G/A states that PRIMECAP has sole voting power with respect to 1,551,526 shares and sole dispositive power with respect to 1,976,881 shares. The principal business address of PRIMECAP is 177 E. Colorado Blvd., 11th Floor, Pasadena, California 91105.
(5)	Amount based on Schedule 13G/A filed on January 25, 2018 with the SEC by BlackRock, Inc. The Schedule 13G/A states that BlackRock, Inc. has sole voting power with respect to 1,766,324 shares and sole dispositive power with respect to 1,816,823 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(6)	Amount based on Schedule 13G filed on February 14, 2018 with the SEC by Daruma Capital Management, LLC, or Daruma. The Schedule 13G states that Daruma has shared voting power with respect to 666,183 shares and shared dispositive power with respect to 1,550,483 shares. The principal business address of Daruma is 626 King Avenue, Bronx, New York 10464.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, each of our directors and executive officers, and any beneficial owner of more than 10% of our common stock, is required to file with the SEC initial reports of beneficial ownership of the common stock and reports of changes in beneficial ownership of the common stock. These persons also are required by SEC regulations to furnish us with copies of all filed reports.

Based solely on its review of the copies of these reports furnished to us for the year ended December 31, 2017, we are not aware of any instance of noncompliance with Section 16(a) by its directors, executive officers or owners of more than 10% of the common stock, except that two Form 4 reports covering shares delivered on October 20, 2017 to satisfy applicable tax withholding obligations in connection with the vesting of shares of restricted stock held by Christopher J. Qualters and Warren A. Veltman were inadvertently filed late.

Proposal II: Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers

At the 2017 annual meeting of stockholders, our stockholders expressed their strong preference for an annual advisory (non-binding) vote to approve executive compensation. Accordingly, the Board determined that, every year until the next vote on the frequency of such advisory vote, we will hold a vote to approve the executive compensation of our named executive officers on an advisory basis. As such, the Board is asking stockholders to vote on an advisory resolution to approve our executive compensation as reported in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, our goal is to structure our compensation arrangements for executive officers in a manner that will promote our profitability and enhance long-term stockholder value. In designing our compensation arrangements to achieve this goal, we are guided by the following objectives:

•	attracting and retaining qualified and dedicated executives who are essential to our long-term success;

•	providing compensation packages that are competitive with the compensation arrangements offered by comparable companies;

•	tying a significant portion of an executive officer’s compensation to attainment of specific financial performance goals and the individual’s performance; and

•	directly aligning the interests of management with the interests of the stockholders through stock-based compensation arrangements, including performance share units that vest in three years only if certain performance measures are attained over the period.

Stockholders are urged to read the “Compensation Discussion and Analysis” beginning on page 15 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 26 through 31, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures discussed in the “Compensation Discussion and Analysis” are effective in achieving our goals, and that the compensation of our named executive officers reported in this Proxy Statement has contributed to our recent and long-term success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of NN, Inc. (the “Company”) approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2018 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ADVISORY (NON-BINDING) RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Introduction

Our executive compensation program is comprised of a mix of short-term and long-term performance based programs and emphasizes long-term equity awards, which are tied closely to stockholder returns. We believe that our executive compensation program encourages and motivates our executive officers to achieve sustainable, long-term operating financial performance and aligns with the creation of long-term stockholder value.

Our compensation philosophy is best described as pay-for-performance which rewards both financial and operational successes as well as actions that drive stockholder value creation. The following are the objectives of our compensation program:

•	attracting and retaining qualified and dedicated executives who are essential to our long-term success;

•	providing compensation packages that are competitive with the compensation arrangements offered by comparable companies, including our competitors;

•	tying a significant portion of an executive officer’s compensation to the Company’s and the individual’s performance; and

•	aligning the interests of management with the interests of our stockholders through stock-based compensation arrangements.

We have designed our compensation programs to reflect each of these objectives. In 2017, our named executive officers received a compensation package that consisted of an annual base salary, annual incentive award opportunities and long-term equity incentive award opportunities. The components of our compensation that are tied to performance align the interests of our named executive officers and other participants with the interests of our stockholders. Our compensation programs are structured to motivate and reward our executives to increase stockholder value and provide balanced incentives for achieving our objectives without incentivizing executives to take excessive risks.

We have significantly revised our executive compensation program to incorporate market best practices, create long-term stockholder value and increase management accountability:

•	In 2015, the Compensation Committee introduced performance stock units, or PSUs, that vest based on our total shareholder return (TSR) ranking relative to the S&P SmallCap 600 Index over a three-year performance period and require a median TSR ranking for target payout.

•	In 2015, the Compensation Committee also introduced PSUs that vest based on our return on invested capital (ROIC) over a three-year performance period.

•	Since 2015, our executive incentive compensation program has incorporated performance metrics intended to hold our executive officers accountable for the Company’s financial performance. In 2017, the performance metrics established by the Compensation Committee related to net sales, adjusted earnings per share and free cash flow generation.

Executive Compensation Policies and Practices

The following highlights practices that the Company embraces in support of our pay-for-performance philosophy:

What We Do

•	Align executive pay with Company performance;

•	Establish performance metrics that correlate to stockholder value creation;

•	Mitigate undue risk in compensation programs;

•	Include vesting periods on equity awards;

•	Set maximum payout limits on all variable, performance-based compensation programs;

•	Utilize an independent compensation consultant;

•	Provide reasonable post-employment/change in control provisions in employment/separation agreements;

•	Maintain executive stock ownership guidelines; and

•	Maintain an incentive compensation recoupment (clawback) policy applicable to all equity awards granted under our compensation plans.

What We Don’t Do

•	Reprice underwater stock options;

•	Exchange underwater stock options for cash;

•	Grant multi-year guaranteed bonuses; or

•	Permit hedging or short-sale transactions by our executive officers and directors.

Named Executive Officers

In this section we discuss and analyze the compensation provided to each of our “named executive officers” for 2017, who were:

Name	Title
Richard D. Holder	Director, President and Chief Executive Officer
Thomas C. Burwell, Jr.	Senior Vice President and Chief Financial Officer
John A. Manzi(1)	Senior Vice President — General Manager, Precision Engineered Products Group
Warren Veltman(2)	Senior Vice President — General Manager, Autocam Precision Components Group(2)
Matthew S. Heiter	Senior Vice President and General Counsel

(1)	As previously disclosed, Mr. Manzi resigned effective as of January 19, 2018.
(2)	Upon implementation of a new enterprise and management structure in January 2018, Mr. Veltman was appointed and currently serves as the Executive Vice President of our Mobile Solutions division.

Compensation Committee

The Compensation Committee consists of four independent non-employee directors and is supported by our human resources department. As discussed below, the Compensation Committee may also retain one or more independent compensation consultants to assist it. The Compensation Committee handles a variety of compensation and organizational matters relating to our executives, including the following:

•	reviews, approves and administers all of our executive compensation programs;

•	establishes the performance objectives under our executive compensation and long-term compensation programs;

•	determines the attainment of those performance objectives and the awards to be made under our compensation programs;

•	evaluates the performance of our chief executive officer and our other named executive officers;

•	reviews succession planning for our executives, including the position of the chief executive officer; and

•	reviews proposed organization or responsibility changes at the senior executive level.

The Compensation Committee uses its informed judgment to determine the appropriate type and mix of compensation elements; to select performance measures, target levels and payout schedules for incentive compensation; and to determine the level of salary and incentive awards for each executive officer. The Compensation Committee has the authority to engage its own external compensation consultant as needed and has engaged Willis Towers Watson as its independent consultant since 2015. The Company conducted a conflict of interest assessment prior to the Compensation Committee engaging Willis Towers Watson (and on an annual basis thereafter), which verified, in the Compensation Committee’s judgment, Willis Towers Watson’s independence and that no conflicts of interest existed.

In fiscal 2017, Willis Towers Watson provided services to the company in the areas of executive compensation and benefits consulting services. During fiscal 2017, the company paid Willis Towers Watson the following amounts for such services:

Executive Compensation Consulting Fees. Fees for executive compensation consulting services totaled approximately $115,000, including fees associated with services provided to management and the Compensation Committee.

Health and Benefits Consulting Fees. Fees for consulting services totaled approximately $516,000 related to the NN, Inc. Health and Welfare Benefit Plan and Voluntary benefit offerings.

The Compensation Committee engaged Willis Towers Watson to perform a competitive review of the Company’s executive pay programs in comparison to market levels. Willis Towers Watson also advised on selecting a peer group of companies for executive compensation benchmarking, provided comparative data for the annual executive compensation review and assisted with other compensation matters as requested. Representatives from Willis Towers Watson also attend Compensation Committee meetings on request.

The Company’s Legal and Human Resources Departments also provide compensation data, research and analysis that the Compensation Committee may request, and personnel from those departments, along with our CEO, regularly attend Compensation Committee meetings. However, the Compensation Committee meets in executive session without management present to discuss CEO performance and compensation, as well as any other matters deemed appropriate by the Compensation Committee.

The CEO recommends to the Compensation Committee compensation levels for the other executive officers, including salary increases, annual incentive targets and equity award values, based on his assessment of each executive’s performance and level of responsibility.

Peer Group Compensation Analysis

The Compensation Committee believes it is important to clearly understand the relevant market for executive talent to inform its decision-making and ensure that our executive compensation program supports our recruitment and retention needs and is fair and efficient. As a result, the Compensation Committee has worked with Willis Towers Watson to develop a peer group for purposes of assessing competitive compensation practices, and periodically reviews compensation data for the peer group derived from publicly filed proxy statements.

Our peer group consists of the companies set forth below:

Acuant Corporation	Crane Co.	John Bean Technologies Corporation	SPX Corporation

Albany International Corp.	EnPro Industries, Inc.	Kaman Corporation	TriMas Corporation

Altra Industrial Motion Corp.	ESCO Technologies, Inc.	Lydall, Inc.

Barnes Group, Inc.	HEICO Corporation	RBC Bearings Inc.

CIRCOR International, Inc.

The Compensation Committee selected companies for inclusion in this peer group based on (i) the extent to which they compete with us in one or more lines of business, for executive talent and for investors, and (ii) comparability of revenues, market capitalization, net income, total assets and number of employees.

2017 Achievements and Value Creation

Significant Divestiture and Acquisition Accomplishments

We sold our global precision bearing components business for approximately $388.5 million, the after-tax proceeds of which will be used to make acquisitions and strategic investments in our higher-growth and higher-margin end markets.

We acquired DRT Medical, LLC, which was subsequently named NN Life Sciences – Vandalia, LLC (“Vandalia”), a supplier of precision manufactured medical instruments and orthopedic implants, with locations in Ohio and Pennsylvania.

Improved Capital Structure

We successfully exited our 10.25% Senior Notes, replacing them with a term loan with a substantially lower interest rate.

In November 2017, we again repriced our term loans and lowered our interest rate by 50 basis points.

As a result of these actions, we reduced our annual interest costs by approximately $12.4 million.

Efficient Capital Spending	We held our capital spending targeted amounts for 2017 as we continue to make efficient growth-oriented investments in our businesses.

Increased Organic Sales Growth	We achieved more than $97 million in new sales wins, exceeding our goal set at the beginning of the year by 122%.

Safety, Quality & Delivery	We exceeded our goals for improved safety across the organization, achieved a 10% reduction in product quality escapes and maintained 98% on-time delivery across all of our business divisions.

Professionalization of the Organization	We continued to further professionalize the organization in 2017 through the deployment of the NN Operating System.

What We Pay and Why: Elements of Compensation

We have three elements of total direct compensation: base salary, annual incentive compensation and long-term equity incentive compensation.

Base Salary

We pay base salaries to attract talented executives and to provide a fixed base of cash compensation. The salary levels for our executive officers and other direct reports of the Chief Executive Officer are reviewed and determined annually by the Compensation Committee. Salaries are established and adjusted based upon three factors: individual performance, our financial performance and peer group and market data established by compensation studies.

The following table indicates the base salaries for 2016 and 2017, and the percentage increase from the prior year for our named executive officers:

Name	2016 Base Salary	2017 Base Salary	Percent Increase
Mr. Holder	$645,000	$720,000	11.6%
Mr. Burwell	$243,447	$292,000	19.9%
Mr. Manzi(1)	$319,000	$341,400	7.0%
Mr. Veltman	$329,113	$345,700	5.0%
Mr. Heiter	$319,116	$328,800	3.0%

(1)	As previously disclosed, Mr. Manzi resigned effective as of January 19, 2018.

Messrs. Holder and Burwell’s base salaries were increased in order to approach the median of our peer group.

Executive Incentive Compensation (EIC)

We pay annual incentives to drive the achievement of key business results and to recognize individuals based on their contributions to those results. The Compensation Committee believes that this feature of compensation motivates executive officers to strive to attain our annual goals. Each fiscal year, the Compensation Committee establishes objectives for the upcoming fiscal year which are tied to our success in achieving our strategic plan. These objectives are within the following categories:

•	Financial Goals: Achieve our annual business plan;

•	Operational Excellence: Improve workplace safety; maintain and improve product quality; improve on-time delivery of products; and

•	Functional Excellence: Attract and develop talent; improve internal controls; successfully source, execute and integrate acquisitions.

In 2017, the Compensation Committee established that Messrs. Holder, Burwell and Heiter’s performance would be measured against attainment of the Company Financial Goals (Company adjusted earnings per share, free cash flow generation and net sales). The performance of Mr. Manzi would be measured against attainment of the Precision Engineered Products (PEP) Group Financial Goals (PEP group adjusted earnings per share, Company free cash flow generation and PEP net sales), and the performance of Mr. Veltman would be measured against attainment of the Autocam Precision Components (APC) Group Financial Goals (APC group adjusted earnings per share, Company free cash flow generation and APC net sales). For all of our named executive officers, attainment of their respective Financial Goals was weighted at 75%, and attainment of operational and functional goals were weighted at 25%, in the aggregate. The operational and functional goals related to attaining excellence with respect to safety, product quality and delivery improvements, improvements to the NN Operating System, deployment of a manufacturing enterprise software platform within the PEP Group, successfully integrating acquisitions exceeding new sales targets and successful execution of the Company’s acquisition and divestiture strategy.

We provide our executive officers with targeted executive incentive compensation of 50% to 100% of base salary, as shown in the table below. In 2017, the Compensation Committee established the following targeted award levels for our named executive officers.

Name	Target Award Opportunity as a % of Base Salary
Mr. Holder	100%
Mr. Burwell	50%
Mr. Manzi	50%
Mr. Veltman	50%
Mr. Heiter	50%

With respect to the approach used by the Compensation Committee to establish the threshold, target and maximum performance goals, the Committee considered multiple factors that included, but were not limited to, historical performance, budget performance for fiscal 2017 and targeted levels of performance improvement over multiple years. Performance metrics are established at a level that focuses on key business success factors that drive performance and challenge management to achieve higher operational performance. Target performance is considered difficult, yet attainable, to achieve at the time when the goals are set.

For 2017, the specific Company and business group financial goals, weighting of the goals and actual achievement by the Company, the APC group and the PEP group in relation to the performance levels previously set by the Compensation Committee is reflected in the following tables:

		Company Performance Levels
Weight by Goal	Company Financial Goals	Threshold	Target	Maximum	Actual Results
	Payout Level	50%	100%	150%
40%	NN, Inc. Adjusted EPS(1)(2)	$1.14	$1.43	$1.72	$1.55
40%	NN, Inc. Free Cash Flow(3)(4)	$28.00	$35.00	$42.00	$32.82
20%	NN, Inc. Net Sales(4)	$587	$734	$880	$756

		APC Group Performance Levels
Weight by Goal	APC Group Financial Goals	Threshold	Target	Maximum	Actual Results
	Payout Level	50%	100%	150%
40%	Group Adjusted EPS(1)(2)	$0.92	$1.15	$1.38	$1.21
40%	NN, Inc. Free Cash Flow(3)(4)	$26.31	$32.89	$39.47	$35.11
20%	Group Net Sales(4)	$258	$323	$388	$337

		PEP Group Performance Levels
Weight by Goal	PEP Group Financial Goals	Threshold	Target	Maximum	Actual Results
	Payout Level	50%	100%	150%
40%	Group Adjusted EPS(1)(2)	$1.20	$1.50	$1.80	$1.32
40%	NN, Inc. Free Cash Flow(3)(4)	$35.98	$44.98	$53.98	$36.50
20%	Group Net Sales(4)	$226	$282	$338	$276

(1)	If the Company or the applicable business group does not attain the threshold performance for Adjusted Earnings per Share, no payout under the program is made.
(2)	Adjusted earnings per share represents GAAP net income, adjusted to exclude the tax-affected effects of restructuring and impairment charges (related to plant closures and other charges incurred to implement our strategic goals, that do not necessarily represent a major strategic shift in operations), one-time charges related to acquisition and integration costs, amortization of intangibles costs for fair value step-up in values related to acquisitions and amortization of deferred financing costs, and foreign exchange gain (loss) on inter-company loans. We believe this performance measure provides meaningful supplemental information regarding our core operational performance.
(3)	Free Cash Flow represents GAAP net income, adjusted to include income taxes, interest expense, depreciation and amortization, acquisition and integration expenses, non-stock compensation, foreign exchange gain (loss) on intercompany loans, and working capital, and further adjusted to exclude capital expenditures, interest expense, dividends, and income tax expense. We believe this performance measure provides meaningful supplemental information regarding our core operational performance.
(4)	Amounts reported in millions of U.S. dollars.

The Compensation Committee selected the weighting, financial goals and payout levels in order to align the interests of the named executive officers with the interest of our stockholders. Payouts based on the actual results will be linearly interpolated between performance levels.

In March 2018, the Compensation Committee met to consider the payment of executive incentive compensation. The Compensation Committee certified the Company and officer performances, which resulted in the following payout levels for the various goals, and awarded executive incentive compensation, each as reflected in the table below:

Name	EIC Target Bonus($)	Financial Goal Award Level	Operational and Functional Excellence Award Level	Total EIC Payout Level as a % of EIC Target	Total EIC Award ($)
Mr. Holder	$720,000	104%	112%	106%	$761,483
Mr. Burwell	$146,000	104%	71%	95%	$139,351
Mr. Manzi	$170,700	68%	76%	70%	$119,590
Mr. Veltman	$172,850	114%	104%	112%	$192,891
Mr. Heiter	$164,400	104%	116%	107%	$175,408

Long-Term Incentive Compensation

We provide performance-based long-term incentive compensation to certain employees, including our named executive officers, to directly tie the interests of these individuals to the interests of our stockholders. We believe that long-term equity compensation is an important retention tool. We also encourage stock ownership which we regard as important for commitment, engagement and motivation. In March 2015, our Board established stock ownership guidelines of five times annual base salary for our Chief Executive Officer, three times annual base salary for our other executive officers and three times the annual cash retainer for directors, which acts to further align the interests of our directors and executive officers with those of our stockholders.

In 2015, we significantly enhanced our executive compensation program by including in our long-term incentive compensation program performance stock units, or PSUs, that vest based on our total shareholder return, or the TSR Awards, relative to the S&P SmallCap 600 Index, and on our return on invested capital, or the ROIC Awards, over a three-year performance period (Performance Period). In addition, our named executive officers receive long-term incentive compensation in the form of shares of restricted stock. Such long-term incentive compensation is equally allocated among TSR Awards, ROIC Awards and restricted stock awards. Our long-term incentive compensation designed to directly align the interests of executives to the interests of our stockholders and to create long-term stockholder value.

The Compensation Committee chose the S&P SmallCap 600 Index as a relative TSR comparison group because it is a broad and stable index group that is comprised of companies with similar market capitalizations as ours. TSR is calculated by taking a total of share price appreciation plus dividends over the three-year period compared to our share price at the beginning of the period. The performance metrics and corresponding payouts for TSR Awards are based on our ranking within the S&P SmallCap 600 for all performance cycles that are currently outstanding, and are as follows:

Performance	Payout
Threshold—At 35th percentile	50% of target
Target—At 50th percentile	100% of target
Maximum—At 75th percentile	150% of target

If performance is below the 35th percentile, no award will be earned or paid as it relates to that measure.

The performance metrics and corresponding payouts for ROIC Awards are based on our achieving a specified average return on invested capital during the Performance Period as follows:

Performance	Payout
Threshold—11.0%	50% of target
Target – 12.5%	100% of target
Maximum—14.0%	150% of target

If we do not achieve at least an 11.0% return on invested capital during the Performance Period, no award will be earned or paid.

If the PSUs do not vest at the end of the Performance Period, such PSUs will expire automatically. Upon vesting, the PSUs will be settled by the issuance of shares of common stock, subject to the executive’s continued employment through the vesting date. The actual number of shares of common stock that will be issued to each award recipient at the end of the Performance Period will be interpolated between a threshold and maximum payout amount based on actual performance results. No dividends will be paid on outstanding PSUs during the Performance Period; however, dividend equivalents will be paid based on the number of shares of common stock that are ultimately earned at the end of the Performance Period.

The Compensation Committee determined that the Restricted Stock will vest ratably over three years in accordance with historical compensation practice, subject to continued employment. Dividends will be paid on outstanding Restricted Stock during the vesting period.

For 2017, the Compensation Committee established a long-term incentive compensation target opportunity for each executive that ranged between 250% and 85% of the respective named executive officer’s base salary and was intended to approximate the market values of long-term equity awards granted within our peer group. Each named executive officer’s long-term incentive opportunity award in 2017 is shown in the following table:

Name	Grant Date Fair Value of TSR Awards	Grant Date Fair Value of ROIC Awards	Grant Date Fair Value of Restricted Stock	Grant Date Fair Value of Long-Term Incentive Compensation
Mr. Holder	$648,453	$599,991	$599,991	$1,848,435
Mr. Burwell	$89,401	$82,716	$82,716	$254,833
Mr. Manzi	$100,113	$92,638	$92,638	$285,389
Mr. Veltman	$105,842	$97,937	$97,937	$301,716
Mr. Heiter	$100,680	$93,146	$93,146	$286,972

In November 2016, we appointed Mr. Burwell as Senior Vice President and Chief Financial Officer. Although in 2017 the Compensation Committee approved a 19.9% increase in Mr. Burwell’s base salary, his total annual compensation of 2017 was still well below the median. Thus in 2017, the Compensation Committee also approved a grant to Mr. Burwell of options to purchase 21,500 shares of our Common Stock.

TSR and ROIC Metrics and Actual Performance Attainment – 2015-2017 Performance Period

In 2015, the Compensation Committee established the following TSR and ROIC performance thresholds to be measured over the 2015-2017 performance period:

TSR Performance	Payout
Threshold—At 35th percentile	50% of target
Target—At 50th percentile	100% of target
Maximum—At 75th percentile	150% of target

ROIC Performance	Payout
Threshold—11.0%	50% of target
Target—12.5%	100% of target
Maximum—14.0%	150% of target

In March 2018, we certified to the Compensation Committee that during the 2015-2017 performance period Relative TSR was 33.1%, resulting in a payout factor of 100.6% of target award, and ROIC was 13.9%%, resulting in a payout factor of 150% of target award. As a result of the Relative TSR and ROIC results, the following performance shares were awarded to our named executive officers under the 2015 Long-Term Incentive Compensation Plan:

Name	Number of Shares
Mr. Holder	36,261
Mr. Burwell	3,807
Mr. Veltman	8,554

Say on Pay Analysis

At our 2017 Annual Meeting, we held an annual advisory vote on executive compensation, and over 97% of our stockholders voted in favor of our named executive officer compensation for 2016. We considered these results to be an endorsement by our stockholders of our compensation program and practices.

At this year’s Annual Meeting, we will again hold an annual advisory vote to approve our named executive officer compensation. The Compensation Committee will continue to consider the results from this year’s and future advisory votes on named executive officer compensation, as well as feedback from stockholders throughout the course of such year, when evaluating our compensation program.

Furthermore, based on the results of the advisory vote held at our 2017 Annual Meeting on the frequency of advisory votes on executive compensation, we intend to continue our practice to hold an advisory vote to approve our named executive officer compensation annually and will continue to consider the results from future advisory votes on the frequency of advisory votes on executive compensation, as well as feedback from stockholders, when evaluating our compensation program.

Risk Considerations

We structure our executive compensation arrangements in order to encourage executives to take appropriate risks designed to enhance our performance and increase stockholder value. We believe that providing a balanced mix of stock- and cash-based compensation arrangements tied to both corporate and individual performance goals provides an appropriate balance of incentives for executives and helps to avoid the taking of inappropriate or excessive risks. The Compensation Committee has assessed our compensation objectives, philosophy, policies, procedures and forms of compensation, and has concluded that our compensation program and principles do not create risks that are likely to have a material adverse effect.

With respect to specific elements of compensation:

•	Base salary does not encourage risk-taking as it is a fixed amount and but one component of a balanced, multi-component approach to compensation and rewards.

•	Our executive incentive compensation for executive officers is designed to reward achievement of performance metrics, which we believe will create stockholder value. Through a combination of plan design and management procedures, undue risk-taking is mitigated. Our executive incentive compensation is also structured to be self-funding in that portions of the incentive that are based on performance measurements must be obtained after the expense of the incentive is considered.

•	Awards under our long term incentive plans are determined by the Compensation Committee and subject to vesting requirements. We have stock ownership guidelines to ensure that a meaningful portion of an executive officer’s net worth is in our common stock and therefore tied to long-term sustainable performance. We believe this negates any motivation to take inappropriate risks associated with business performance.

Compensation of our Executive Officers

We believe that our and our stockholders’ interests are best served by developing and maintaining compensation policies and practices that attract and retain qualified and dedicated executives who are essential to our long-term success; are competitive with the compensation arrangements offered by comparable companies including our competitors; tie a significant portion of an executive officer’s compensation to our and the individual’s performance; and directly align the interests of management with the interests of our stockholders through stock-based compensation arrangements.

Compensation of the Chief Executive Officer

Our decisions regarding compensation of our Chief Executive Officer, or our CEO, are guided by the same policies and considerations that govern compensation of our other executive officers. The Compensation Committee reviews and evaluates the CEO’s individual performance annually on the basis of his actual performance in comparison to written financial and strategic objectives established at the beginning of the year by the Compensation Committee. The Compensation Committee also evaluates the CEO based upon our financial performance as compared to our annual business plan and compares the CEO’s compensation to the peer companies. Additionally, on an annual basis, the CEO prepares a written succession plan that is reviewed by the Compensation Committee. This plan includes a plan of succession for the CEO and our other executive officers.

Legacy Tax Provisions

In 2013, we entered into an employment agreement with Mr. Holder based on the same form of employment agreement that we had with each of our named executive officers at that time, which included an excise tax reimbursement provision, or tax gross up, related to termination following a change-in-control. The tax gross up provisions included in the form employment agreement were legacy provisions and were included in these executives’ original agreements executed in 2006. Based on our analysis of the structure and formulas contained in the employment agreements, and with assistance from our compensation consultant and outside counsel, we have determined that the tax gross up provisions in these agreements are not capable of being triggered, and as such, the provision has no practical effect. Going forward, we do not plan to include these provisions in future in employment agreements.

Stock Ownership Policies

Stock Ownership Requirements

To further align management and stockholder interests and discourage inappropriate or excessive risk-taking, our stock ownership policy requires each executive officer to obtain a substantial equity stake in us within five years of the effective date of this policy, March 19, 2020, or within five years of their appointment to an executive position. Our CEO is required to own shares with a market value of at least five times his annual base salary. The requirement for our Section 16 officers is three times their annual base salary and for non-employee directors, three times their annual retainer. Under the policy, beneficial ownership includes: shares owned directly by the individual; shares owned jointly with or separately by the individual’s spouse; shares held in trust for the benefit of the individual, the individual’s spouse and/or children; and restricted stock units (vested and unvested).

Pledging Policy

In addition, our insider trading policy prohibits any director or officer (including the named executive officers) from pledging any of our securities as collateral for a loan without first obtaining approval from our Chief Executive Officer and our General Counsel.

Hedging Policy

Our insider trading policy prohibits our directors and officers (including the named executive officers) from engaging in any transactions involving a derivative of our securities, including hedging transactions.

Incentive Compensation Recoupment (Claw-Back) Policy

To further discourage inappropriate or excessive risk-taking, the Compensation Committee has adopted a recoupment policy applicable to our executive officers. Under the policy, in the event of a material restatement of our consolidated financial statements, willful misconduct or fraud, the Compensation Committee may, to the extent permitted by law and to the extent it determines that it is in our best interests to do so, in addition to all other remedies available to us require reimbursement or payment of the portion of any annual incentive compensation, including any equity compensation, paid or awarded to the executive within the three year period prior to the date such material restatement is first publicly disclosed that would have been materially lower if determined using the restated financial results.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the section in this Proxy Statement entitled “Compensation Discussion and Analysis” with management, and based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Steven T. Warshaw, Chairman

Robert E. Brunner

William Dries

David L. Pugh

*	The material in the foregoing Compensation Committee report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “1933 Act”) or the Exchange Act, whether made before or after the date hereof.

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth for the year ended December 31, 2017 information concerning the compensation paid for services rendered in all capacities by the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Richard D. Holder	2017	717,115	—	1,848,453	—	761,483	—	31,177	3,358,210
President and Chief	2016	634,616	118,680	1,225,551	—	345,720	—	27,591	2,352,158
Executive Officer	2015	600,000	—	1,384,508	—	271,200	—	29,184	2,281,046
Thomas C. Burwell	2017	292,000	—	254,833	254,237	139,351	—	14,752	955,173
Sr. Vice President –	2016	243,151	—	133,854	—	100,104	—	11,805	488,914
Chief Financial Officer
John A. Manzi(1)	2017	324,442	—	285,389	—	119,590	—	13,891	743,312
Sr. Vice President –	2016	319,000	—	271,101	—	118,030	—	21,730	729,861
General Manager,
Precision Engineered
Products Group
Warren Veltman	2017	344,748	—	301,716	—	192,891	—	8,326	847,681
Executive Vice President –	2016	326,014	—	279,753	—	148,140	—	9,063	762,969
Mobile Solutions	2015	324,266	—	318,497	—	89,399	—	10,277	742,441
Matthew S. Heiter	2017	328,431	—	286,972	—	175,408	—	16,693	807,504
Sr. Vice President –	2016	318,092	—	271,269	—	132,468	—	35,878	757,709
General Counsel

(1)	As previously disclosed, Mr. Manzi resigned effective as of January 19, 2018.
(2)	Amounts in the Stock Awards column represent the grant date fair values of shares of restricted stock, TSR Awards and ROIC Awards granted. The grant date fair values were computed in accordance with FASB ASC Topic 718. The grant date fair value of restricted stock was based on the closing price of our stock on the date of grant. The grant date fair value of TSR Awards was determined using a Monte Carlo simulation model. The grant date fair value of ROIC Awards was based on the closing price of our stock on the date of grant. The grant date fair values of PSUs in the table above assumes target performance, but the actual number of performance shares distributed at the end of the performance period is dependent upon the achievement of stated performance goals. The following tables reflect the grant date fair value of the PSUs at target, as well as the maximum grant date fair value if the highest level of performance is achieved. Additional information regarding the TSR Awards and ROIC Awards is set forth under Note 16 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on April 2, 2018.

Grant Date Fair Value of TSR Awards
Name	Target Value ($)	Maximum Value ($)
Mr. Holder	600,000	900,000
Mr. Burwell	82,733	124,100
Mr. Manzi	96,730	145,095
Mr. Veltman	97,948	146,923
Mr. Heiter	93,160	139,740

Grant Date Fair Value of ROIC Awards
Name	Target Value ($)	Maximum Value ($)
Mr. Holder	600,000	900,000
Mr. Burwell	82,733	124,100
Mr. Manzi	96,730	145,095
Mr. Veltman	97,948	146,923
Mr. Heiter	93,160	139,740

(3)	Amounts represent the grant date fair value, as computed in accordance with the FASB ASC Topic 718. Options granted to officers and other key employees vest over a period of three years beginning on the first anniversary of the date of grant and are exercisable at the closing market price of the date of grant. The assumptions used to calculate the value of these option awards are set forth under Note 16 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on April 2, 2018.
(4)	Generally, non-equity incentive compensation is earned in one fiscal year are paid in the first quarter of the next year. Non-equity incentive compensation earned during 2017 was paid in April 2018.
(5)	For 2017, the aggregate incremental cost to us of the following perquisites are included in this column: car allowance, country club dues, personal use of the Company aircraft, Company-matched contributions under a 401(k) savings plan, premium payments relating to supplemental disability insurance, health savings accounts and imputed income relating to excess group term life insurance premiums. Not all of the listed perquisites or personal benefits were provided to each named executive officer.

The following table sets forth information with respect to plan-based awards granted during 2017 to the named executive officers.

Grants of Plan-Based Awards For 2017

			Estimated Future payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of	All Other Option Awards: Number of	Exercise or Base	Grant Date Fair Value Of Stock
Name	Type	Grant Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thresh- old ($)	Target ($)	Maxi- mum ($)	Shares of Stock or Units (#)(3)	Securities Underlying Options (#)(4)	Price of Option Awards ($)	and Option Awards ($)(5)
Mr. Holder
	Restricted Stock	3/17/2017	—	—	—	—	—	—	24,793	—	—	599,991
	TSR Award	3/17/2017	—	—	—	300,000	600,000	900,000	—	—	—	648,453
	ROIC Award	3/17/2017	—	—	—	300,000	600,000	900,000	—			599,991
	Non-Equity Incentive Plan Award		360,000	720,000	1,080,000	—	—	—	—	—	—	—
Mr. Burwell
	Option	3/17/2017	—	—	—	—	—	—	—	21,500	24.20	520,300
	Restricted Stock	3/17/2017	—	—	—	—	—	—	3,418	—	—	82,716
	TSR Award	3/17/2017	—	—	—	41,367	82,733	124,100	—	—	—	89,401
	ROIC Award	3/17/2017	—	—	—	41,367	82,733	124,100	—			82,716
	Non-Equity Incentive Plan Award		73,000	146,000	219,000	—	—	—	—	—	—	—
Mr. Manzi
	Restricted Stock	3/17/2017	—	—	—	—	—	—	3,828	—	—	92,638
	TSR Award	3/17/2017	—	—	—	48,365	96,730	145,095	—	—	—	100,113
	ROIC Award	3/17/2017	—	—	—	48,365	96,730	145,095	—			92,638
	Non-Equity Incentive Plan Award		85,350	170,700	256,050	—	—	—	—	—	—	—
Mr. Veltman
	Restricted Stock	3/17/2017	—	—	—	—	—	—	4,047	—	—	97,937
	TSR Award	3/17/2017	—	—	—	48,974	97,948	146,923	—	—	—	105,842
	ROIC Award	3/17/2017	—	—	—	48,974	97,948	146,923	—			97,937
	Non-Equity Incentive Plan Award		86,425	172,850	259,275	—	—	—	—	—	—	—
Mr. Heiter
	Restricted Stock	3/17/2017	—	—	—	—	—	—	3,849	—	—	93,146
	TSR Award	3/17/2017	—	—	—	46,580	93,160	139,740	—	—	—	100,680
	ROIC Award	3/17/2017	—	—	—	46,580	93,160	139,740	—			93,146
	Non-Equity Incentive Plan Award		82,200	164,400	246,600	—	—	—	—	—	—	—

(1)	Estimated Future Payouts Under Non-Equity Incentive Plans represent the threshold, target, and maximum amounts that could be earned under our Non-Equity Incentive Compensation program at targets established for each level. Until the threshold performance is obtained, no incentive is earned. If the maximum performance had been achieved, the named executive officers would have received one and one-half times their target bonus amount. See “Compensation Discussion & Analysis — What We Pay and Why: Elements of Compensation — Non-Equity Incentive Compensation” for more information regarding our bonuses.
(2)	Amounts represent the grant date fair value, as computed in accordance with FASB ASC Topic 718. The grant date fair value of TSR Awards was determined using a Monte Carlo simulation model. The grant date fair value of ROIC Awards was based on the closing price of our stock on the date of grant. Additional information regarding the PSUs are set forth under Note 16 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on April 2, 2018. See also “Compensation Discussion & Analysis — What We Pay and Why: Elements of Compensation — Long-Term Incentive Compensation” for additional information regarding our PSUs, including information regarding performance criteria.
(3)	Options granted to officers and other key employees vest over a period of three years beginning on the first anniversary of the date of grant and are exercisable at the closing market price of the date of grant. The assumptions used to calculate the value of these option awards are set forth under Note 16 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on April 2, 2018.
(4)	Amounts represent the grant date fair value, as computed in accordance with ASC Topic 718. Shares of restricted stock vest over a period of three years beginning on the first anniversary of the date of grant.
(5)	The grant date fair values of PSUs in the table above assumes target performance, but the actual number of performance shares distributed at the end of the performance period is dependent upon the achievement of stated performance goals.

The following table sets forth information with respect to outstanding equity awards as of December 31, 2017.

Outstanding Equity Awards at Fiscal Year-End 2017

		Option Awards					Stock Awards
Name	Grant/Award Type	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Holder	FY 2013 Option	100,000	—	—	9.40	6/3/2023	—	—	—	—
	FY 2014 Option	25,000	—	—	19.63	3/19/2024	—	—	—	—
	FY 2015 RSU-1	—	—	—	—	—	3,333	91,991	—	—
	FY 2015 RSU-2	—	—	—	—	—	4,888	134,909	—	—
	FY 2016 RSU	—	—	—	—	—	24,080	664,608	—	—
	FY 2016 TSR Awards	—	—	—	—	—	36,120	996,912	—	—
	FY 2016 ROIC Awards	—	—	—	—	—	36,120	996,912	—	—
	FY 2017 RSU	—	—	—	—	—	24,793	684,287	—	—
	FY 2017 TSR Awards	—	—	—	—	—	21,731	599,776	—	—
	FY 2017 ROIC Awards	—	—	—	—	—	24,793	684,287	—	—
Mr. Burwell	FY 2011 Option	6,000	—	—	14.13	5/26/2021	—	—	—	—
	FY 2012 Option	6,000	—	—	8.86	3/21/2022	—	—	—	—
	FY 2013 Option	11,000	—	—	9.97	3/25/2023	—	—	—	—
	FY 2014 Option	3,000	—	—	19.63	3/19/2024	—	—	—	—
	FY 2015 RSU-1	—	—	—	—	—	833	22,991	—	—
	FY 2015 RSU-2	—	—	—	—	—	513	14,159	—	—
	FY 2016 RSU	—	—	—	—	—	2,630	72,588	—	—
	FY 2016 TSR Awards	—	—	—	—	—	3,945	108,882	—	—
	FY 2016 ROIC Awards	—	—	—	—	—	3,945	108,882	—	—
	FY 2017 RSU	—	—	—	—	—	3,418	94,337	—	—
	FY 2017 TSR Awards	—	—	—	—	—	2,996	82,690	—	—
	FY 2017 ROIC Awards	—	—	—	—	—	3,418	94,337	—	—
	FY 2017 Option	—	21,500	—	24.20	3/17/2027	—	—	—	—
Mr. Manzi	FY 2016 RSU	—	—	—	—	—	5,326	146,998	—	—
	FY 2016 TSR Awards	—	—	—	—	—	7,990	220,524	—	—
	FY 2016 ROIC Awards	—	—	—	—	—	7,990	220,524	—	—
	FY 2017 RSU	—	—	—	—	—	3,828	105,653	—	—
	FY 2017 TSR Awards	—	—	—	—	—	3,355	92,598	—	—
	FY 2017 ROIC Awards	—	—	—	—	—	3,828	105,653	—	—
Mr. Veltman	FY 2014 Option	3,000	—	—	22.15	10/20/2024	—	—	—	—
	FY 2015 RSU-1	—	—	—	—	—	666	18,382	—	—
	FY 2015 RSU-2	—	—	—	—	—	1,153	31,823	—	—
	FY 2016 RSU	—	—	—	—	—	5,496	151,690	—	—
	FY 2016 TSR Awards	—	—	—	—	—	8,245	227,562	—	—
	FY 2016 ROIC Awards	—	—	—	—	—	8,245	227,562	—	—
	FY 2017 RSU	—	—	—	—	—	4,047	111,697	—	—
	FY 2017 TSR Awards	—	—	—	—	—	3,547	97,897	—	—
	FY 2017 ROIC Awards	—	—	—	—	—	4,047	111,697	—	—
Mr. Heiter	FY 2016 RSU	—	—	—	—	—	5,330	147,108	—	—
	FY 2016 TSR Awards	—	—	—	—	—	7,995	220,662	—	—
	FY 2016 ROIC Awards	—	—	—	—	—	7,995	220,662	—	—
	FY 2017 RSU	—	—	—	—	—	3,849	106,232	—	—
	FY 2017 TSR Awards	—	—	—	—	—	3,374	93,122	—	—
	FY 2017 ROIC Awards	—	—	—	—	—	3,849	106,232	—	—

(1)	Stock options vest in three equal annual installments beginning on the first anniversary of the date of grant.
(2)	Shares of restricted stock vest in three equal annual installments beginning on the first anniversary of the date of grant. Performance share units granted on April 30, 2015, March 16, 2016 and March 17, 2017 will, subject to the achievement of the performance goals applicable thereto, vest on December 31, 2017, December 31, 2018 and December 31, 2019, respectively.

(3)	The market value of unvested shares of restricted stock and unvested shares issuable in respect of PSUs is based on the closing price of our common stock on the last day of fiscal year 2017, which was $27.60 and, with respect to PSUs, assumes target performance.

The following table sets forth information with respect to option exercises and stock vesting as of December 31, 2017.

Option Exercises and Stock Vested During 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Holder	—	—	28,594	688,728
Mr. Burwell	8,000	154,370	4,327	104,288
Mr. Manzi	—	—	2,664	60,073
Mr. Veltman	—	—	6,335	164,170
Mr. Heiter	—	—	2,665	60,096

Employment and Change of Control Agreements with Named Executive Officers

Each of our named executive officers has either a separation agreement or a written employment agreement to serve in his respective position that extends automatically for successive one-year terms unless either party gives notice of termination. We may terminate each named executive officer’s employment with or without cause, but if terminated without cause, the executive would continue to receive his annual salary, paid on a monthly basis, for either (i) eighteen months, or (ii) twelve months, subject to the increase noted below, from the date of termination, plus a lump sum payment of $12,000 as a transition assistance payment. If the named executive officer has more than 12 years of service at the date of termination, such named executive officer will receive one additional month of salary paid for each year of service up to a maximum additional six months, if employed for 18 years or more. The agreements for each of our named executive officers also include a non-competition term that ends two years after the conclusion of each executive’s employment with the Company.

The written employment or separation agreements for our named executive officers have change of control provisions. These provisions state if a named executive officer’s employment is terminated within two years following a change of control (i.e., a “double-trigger”), as defined in each named executive officer’s agreement, each named executive officer will receive a lump sum payment equal to a multiple of his annual salary plus a percentage of his median bonus available at his specific target percentage. Each named executive officer will receive a multiple of two-times the named executive officer’s annual salary following a change of control. Mr. Holder will receive 80% of his median bonus and Messrs. Burwell, Veltman and Heiter will receive 50% of his median bonus following a change of control. Additionally, each named executive officer will receive a lump sum payment of $12,000 as a transition assistance payment.

The following table shows the compensation each named executive officer would have received under their respective agreements had a change in control and the termination of the executive’s service occurred, each as of December 31, 2017, except for Mr. Manzi, whose actual compensation triggered by his resignation earlier this year is disclosed separately below.

Name	Cash Severance ($)(1)	Stock Option Acceleration ($)(2)	Restricted Stock Acceleration ($)(3)	Total ($)
Mr. Holder	2,748,000	—	4,853,681	7,601,681
Mr. Burwell	888,000	73,100	598,865	1,559,965
Mr. Veltman	1,049,100	—	978,310	2,027,410
Mr. Heiter	998,400	—	894,019	1,892,419

(1)	Amounts represents two times the named executive officer’s base salary plus a the named executive officer’s median bonus available at target percentage specified above, plus the named executive officer’s target annual bonus for the year of termination, plus a transition assistance payment of $12,000.

(2)	Stock option acceleration is calculated based on the difference between: (a) the market value of the shares of common stock underlying the above named executive officer’s unvested options on December 31, 2017, and (b) the exercise price of the unvested options held by such executive officer. The market value as of December 31, 2017 is deemed to have been $27.60 per share, which is the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 29, 2017, and the exercise price of Mr. Burwell’s unvested options reflected in this column is $24.20 per share.
(3)	Restricted stock acceleration is calculated based on the market value of the above named executive officers’ unvested restricted stock and performance share units on December 31, 2017. The market value as of December 31, 2017 is deemed to have been $27.60 per share, which is the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 29, 2017. The applicable Performance Share Unit Agreements provide that upon a change of control and termination of the executive’s service within twenty-four months of a change control, i.e., a “double-trigger”, all PSUs will be deemed vested at target. Accordingly, the amounts in this column reflect the vesting of PSUs at target performance levels.

As previously disclosed, Mr. Manzi resigned effective as of January 19, 2018. We entered into a separation agreement and release with Mr. Manzi, effective as of January 2, 2018, under which Mr. Manzi is entitled to receive the sum of $512,100, which is being paid over fifteen months following his resignation, and a one-time payment of $12,000. In addition, the restricted shares issued to Mr. Manzi in 2016 and 2017 vested upon his resignation.

Compensation Committee Interlocks and Insider Participation

All compensation decisions during the fiscal year ended December 31, 2017 for each of the named executive officers were made by the Compensation Committee, consisting of Messrs. Warshaw, Dries, Pugh and Brunner, none of whom is or was an officer or employee of the Company during the last fiscal year or prior to the last fiscal year, or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. Additionally, no executive officer of the Company has served or serves on the compensation committee or board of any company that employed or employs any member of our Compensation Committee or the Board.

CEO PAY RATIO

For 2017, the annual total compensation of the CEO, as set forth in the Summary Compensation Table, was $3,358,210, and the median of the annual total compensation of all employees, other than the CEO, was $28,567, resulting in a ratio of 118:1, or the Pay Ratio.

In determining the median employee, we collected information regarding taxable wages for all 4,488 employees of the Company and its consolidated subsidiaries as of December 31, 2017 for the period beginning January 1, 2017 and ending December 31, 2017. Taxable wages generally included an employee’s actual income, including base wages, overtime, bonuses and other cash incentives, that are subject to taxation in the applicable jurisdiction. We converted earnings paid in local currencies to U.S. dollars by applying the exchange rate at December 31, 2017.

We did not utilize the “de minimis” exception, statistical sampling or other similar methods, or any cost-of-living adjustment, as permitted by applicable SEC regulations, in calculating the Pay Ratio.

The Pay Ratio disclosed above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the Pay Ratio may not be comparable to the pay ratio reported by other companies.

Proposal III: Ratification of Selection of our Registered Independent Public Accounting Firm

PricewaterhouseCoopers LLP has been selected by the Audit Committee as our registered independent public accounting firm for 2018. Although it is not required to do so, the Board has determined that it is desirable to seek stockholders’ ratification of the selection of PricewaterhouseCoopers LLP. If the stockholders should not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment.

Fees Paid to Registered Independent Public Accounting Firm

The following table sets forth the aggregate fees and expenses billed or expected to be billed by PricewaterhouseCoopers LLP for fiscal years 2017 and 2016.

	2017	2016
Audit Fees	$4,876,477	$2,431,275
Audit-Related Fees	$225,000	—
Tax Fees	$690,893	$153,455
Other Fees	$1,800	—

Total	$5,794,170	$2,584,730

In accordance with definitions and rules established by the SEC, “audit fees” are fees billed for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, “audit-related fees” consist of fees billed for consulting services related to accounting pronouncements and internal control assessments, “tax fees” are fees billed for tax compliance, tax advice and tax planning, and all “other fees” consist of fees billed for subscriptions to online accounting and tax information services.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services to be provided to us by its registered independent public accounting firm prior to commencement of services. The Chairman of the Audit Committee has the authority to pre-approve such services up to a specified fee amount and these pre-approved decisions are presented to the full Audit Committee at its next scheduled meeting. Since the effective date of the SEC rules regarding strengthening auditor independence, all of the audit and tax services by PricewaterhouseCoopers LLP were pre-approved in accordance with the Audit Committee’s policies and procedures.

Representatives of PricewaterhouseCoopers LLP will not be present at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Management has the responsibility for preparation of our financial statements and the registered independent public accounting firm has the responsibility for the audit of those statements. Each member of the Audit Committee meets the independence requirements of the Nasdaq rules.

The Audit Committee has reviewed and discussed with our management and PricewaterhouseCoopers LLP, our registered independent public accounting firm, the audited financial statements of the Company for 2017; has discussed with PricewaterhouseCoopers LLP matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) standards; has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence; and has discussed with PricewaterhouseCoopers LLP their independence from the Company, including whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company was compatible with maintaining PricewaterhouseCoopers LLP’s independence. Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on April 2, 2018.

Members of the Audit Committee:

William Dries, Chairman
David K. Floyd
David L. Pugh
Carey A. Smith

*	The material in the foregoing Audit Committee report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the 1933 Act or the Exchange Act, whether made before or after the date hereof.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We did not engage in any transaction with a related person as defined under the rules of the SEC. While the Board currently does not have a written policy with respect to approval of transactions with related parties, it is the policy of the Board to approve any transactions with related persons. Any approvals would be reflected in the minutes of the meeting of the Board at which the Board approved the transaction. We have adopted a written policy, however, on conflicts of interest, which appears in our Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics states that a “conflict of interest” exists when the personal interests of an officer, director or associate interferes with that person’s ability to act in the best interest of the Company. Under the Code of Business Conduct and Ethics, officers, directors and associates are to avoid actual conflicts of interest, but to also avoid the appearance of a conflict. Such persons may not engage in conduct where such person or a family member receives improper personal benefits as a result of such person’s position in the Company. Transactions or relationships that may reasonably be expected to give rise to conflicts of interest are not permitted. Potential, apparent or actual conflicts of interest must be reported to management.

ANNUAL REPORT

Our Annual Report on Form 10-K for the year ended December 31, 2017 is being mailed together with this Proxy Statement. Exhibits to our Annual Report on Form 10-K may be obtained by contacting our Secretary at 207 Mockingbird Lane, Johnson City, Tennessee 37604.

Notwithstanding anything to the contrary set forth in our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report, and the Compensation Committee Report (included herein) shall not be incorporated by reference into any such filings.

By Order of the Board of Directors,

Matthew S. Heiter
Secretary

Johnson City, Tennessee April 6, 2018

STOCKHOLDERS ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

NN, INC. 207 MOCKINGBIRD LANE JOHNSON CITY, TN 37604

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/17/2018. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/17/2018. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1. Election of Directors
Nominees
01. Robert E. Brunner 02. Richard D. Holder 03. David L. Pugh

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2. Advisory (non-binding) vote to approve the compensation of the named executive officers of NN, Inc.					☐	☐	☐

3. Advisory vote to ratify the selection of PRICEWATERHOUSECOOPERS LLP as registered independent public accounting firm.					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

NN, INC.

207 Mockingbird Lane

Johnson City, TN 37604

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT 10:00 AM EDT ON MAY 18, 2018, AT Marriott Harbor Beach Resort & Spa, 3030 Holiday Drive, Fort Lauderdale, Florida 33316.

The undersigned stockholder hereby appoints Richard D. Holder, Thomas C. Burwell, Jr. and Matthew S. Heiter, each of them, with full power of substitution and revocation, the proxies of the undersigned to vote all shares registered in the name of the undersigned on all matters set forth in the proxy statement and on any other matters that may properly come before the Annual Meeting and all adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN ITEM 1, “FOR” IN ITEMS 2 AND 3 AND “FOR” WITH RESPECT TO ANY OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF, IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON OR PERSONS VOTING ON SUCH MATTER OR MATTERS.

Continued and to be signed on reverse side